SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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(Name of Registrant as Specified In Its Charter) Fidelity School Street Trust
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Fidelity International Bond Fund

Fidelity Strategic Income Fund

Plan Sponsor Update

FYI...

Funds Affected:

Fidelity International Bond Fund

Fidelity Strategic Income Fund

Action Required:

Direct Fidelity on Post-Merger Fund Selection

Merger Proposed for January 2002 for:

Fidelity International Bond Fund &

Fidelity Strategic Income Fund

&

New Portfolio Manager Named

Effective June 11, 2001, William Eigen was named lead portfolio manager of Fidelity Strategic Income Fund and the Fidelity International Bond Fund. In this position, Mr. Eigen has overall responsibility for fund performance and will establish and implement asset allocation strategies. Mr. Eigen succeeds John Carlson, who has taken on a more specialized role, focusing on emerging markets. Mr. Carlson will continue to manage the emerging market debt portion of the two funds under Mr. Eigen, in addition to leading an emerging markets group. Three additional specialized managers will also continue to support Mr. Eigen.

In addition, the Board of Trustees approved a proposal to merge International Bond with Strategic Income early next year. Effective June 29, 2001, International Bond will close to new employer-sponsored plans (except successor plans or those or plans sponsored by the same employer) and other types of accounts. Your participants may continue to invest or establish a new holding in International Bond after June 29, provided the fund was open in your plan(s) at that time.

The proposed merger requires approval by the shareholders of International Bond. A proxy statement providing more details of the proposed merger will be mailed in October 2001. We anticipate that the merger, if approved, would be completed by the end of January 2002. The proposed merger should provide shareholders with an opportunity to invest in a fund with broader investment policies and a lower management fee.

Strategic Income offers participants an investment approach that includes U.S. as well as foreign issuers, providing additional diversification to your participants. The fund seeks a high level of current income and may also seek capital appreciation. Strategic Income invests primarily in debt securities, including lower-quality debt securities. The principal difference between the funds is that Strategic Income invests in four general investment categories compared to International Bond's two categories. Those four investment categories are high-yield securities, U.S. Government and investment grade securities, emerging market securities, and foreign developed market securities. The fund has a neutral asset mix of approximately 40% high yield, 30% U.S. Government and investment-grade, 15% emerging markets, and 15% foreign developed markets.

International Bond is more narrowly focused and less diversified than Strategic Income, concentrating on foreign debt securities and emerging markets. International Bond seeks high total investment return and normally invests at least 65% of total assets in foreign debt securities, and may invest up to 35% of assets in lower-quality emerging market debt securities.

Your Fidelity relationship manager will contact you as the potential merger draws nearer to get your plan's direction as to whether or not you want to move balances to Strategic Income or another alternative. Once we have your direction, we will notify participants with balances in International Bond about the merger and the post-merger fund selection you have made.

Please contact your Fidelity relationship manager at any time for more information or to review the proposed change.

Foreign investments, especially those in emerging markets, involve greater risks and may offer greater potential returns than U.S. investments. These risks include political and economic uncertainties of foreign countries, as well as the risk of currency fluctuations.

Shareholders are urged to read the Proxy Statement and Prospectus (the "Proxy Statement") which contains important information about the proposed merger. The Proxy statement will be filed shortly with the SEC and will be available, without charge, on the SEC's Internet Web site (http://www.sec.gov). Proxy Statements will be mailed to investors who are shareholders of Fidelity International Bond Fund as of the record date.

For more complete information about Fidelity mutual funds, including fees and expenses, call or write Fidelity for free prospectuses. Read them carefully before you make your investment choices

Fidelity Investments Institutional Services Company, Inc. 82 Devonshire St., Boston, MA 02109